Exhibit 99.2

Blue Water Acquisition Corporation Announces Closing of $57.5 Million Initial Public Offering, Including Full Exercise of the Underwriter’s Over-Allotment Option

GREENWICH, Conn., Dec. 17, 2020 /PRNewswire/ -- Blue Water Acquisition Corporation (NASDAQ: BLUWU) (the "Company"), a special purpose acquisition company, announced today that it closed its initial public offering of 5,750,000 units, which includes 750,000 units issued pursuant to the full exercise by the underwriter of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $57,500,000. Each unit consisted of one share of the Company's Class A common stock and one redeemable warrant to purchase one share of Class A common stock at an initial exercise price of $11.50 per share.

The units are listed on The Nasdaq Capital Market ("Nasdaq") and began trading under the ticker symbol "BLUWU" on December 15, 2020. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on Nasdaq under the symbols "BLUW" and "BLUWW," respectively. Blue Water Acquisition Corporation was founded by Joseph Hernandez, a life sciences entrepreneur.

Maxim Group LLC acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 15, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Ave Second Floor, New York, NY 10174 at 212-895-3745. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's separation of units and listing of common stock and warrants. No assurance can be given that such separate trading and listing will occur on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Russo Partners

David Schull

(858) 717-2310

david.schull@russopartnersllc.com

Ignacio Guerrero-Ros, Ph.D.

(646) 942-5604

Ignacio.Guerrero-Ros@russopartnersllc.com

SOURCE Blue Water Acquisition Corporation